Exhibit 10.2

EXECUTION COPY

CONDITIONAL ASSIGNMENT AGREEMENT

THIS CONDITIONAL ASSIGNMENT AGREEMENT (the “Agreement”), is dated as of July 23, 2020, by and between AnnTaylor Loft GP Lux S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered office at 14, rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 242.257 (“LuxCo 1”) and AnnTaylor Loft Borrower Lux SCS, a common limited partnership (société en commandite simple) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 14, rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg and registered with the RCS Luxembourg under number B242.419, acting through and represented by its managing general partner (associé gérant commandité), the LuxCo 1 (“LuxCo 2” and collectively with LuxCo 1, the “LuxCos” and each a “LuxCo”) and Alter Domus (US) LLC, in its capacity as incremental collateral agent (in such capacity, the “Agent”) on behalf of the Consenting Stakeholders and each of the other secured parties under the Prepetition Term Loan.

W I T N E S S E T H :

WHEREAS, each LuxCo is a wholly owned subsidiary of Ascena Retail Group, Inc. (“Ascena”);

WHEREAS, Ascena is party to that certain Term Credit Agreement (the “Prepetition Term Loan”), dated as of August 21, 2015, as it may be amended, restated, supplemented or otherwise modified, among Ascena, AnnTaylor Retail, Inc., the lenders party thereto, and the Prepetition Agent.

WHEREAS, in connection with the restructuring of the Prepetition Term Loan, Ascena and the Consenting Stakeholders have entered into that certain restructuring support agreement, dated as of the date hereof (the “RSA”) providing for, among other things, the provision by the Consenting Stakeholders of a superpriority secured debtor-in-possession term loan credit facility (the “DIP Credit Agreement”), a senior secured exit term loan facility and certain restructuring and recapitalization transactions more fully described in the RSA;

WHEREAS, each of Ascena and its Subsidiaries, including each LuxCo will derive substantial benefit from the successful consummation of the Restructuring Transactions (as defined in the RSA) and it is a condition to the Consenting Stakeholders entering into the RSA that the LuxCos enter into this Agreement pursuant to the terms and conditions set forth herein; and

WHEREAS, subject to the conditions set forth herein, each LuxCo and the Agent intend that effective as of the Transfer Date, any transfer of the Transferred Assets be an irrevocable, unconditional, absolute conveyance and transfer thereof, without any recourse whatsoever, including without any recourse to the LuxCos with regard to collectability.

NOW, THEREFORE, based upon the foregoing recitals, the mutual premises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I

GENERAL

Section 1.1.             Certain Defined Terms

As used in this Agreement and its exhibits and schedules, unless the context requires a different meaning, the following capitalized terms shall have the following meanings:

“Ad Hoc Committee Advisors”: Greenhill & Co. and Milbank LLP.

“Affiliate”: With respect to a Person, means (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, manager, member, partner, shareholder, officer or employee (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Annco”: Annco, Inc., a corporation organized under the laws of the State of Delaware.

“Business Day”: Any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York.

“Change of Control”: LuxCo 1 shall be removed as a general partner of LuxCo 2 or the appointment of a new manager (gérant) other than Luxco 1, or the taking of any action or steps for, or any vote in favor of, the removal of LuxCo 1 as the general partner or manager of LuxCo 2, or any other action or steps which would terminate, reduce or otherwise modify the rights or powers of LuxCo 1 in its capacity as general partner or manager of LuxCo 2 as in effect on the Effective Date.

“Contractual Obligation”: With respect to any Person, means any provision of any debt obligations issued by such Person or any indenture, credit agreement, collateral agreement, mortgage, deed of trust, or material contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

“DIP ABL Facility”: The Senior Secured Super-Priority Debtor-In-Possession Credit Agreement, entered into after the date hereof, among inter alia the Parent Borrower, the borrowing subsidiaries party thereto, the other loan parties party thereto, the lenders party thereto and the administrative agent party thereto, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time.

“Disposition” or “Dispose”: The sale, transfer, license, lease, reallocation, use, pledge, assignment, transfer, hypothecation, participation or other encumbrance or disposition of any property by any Person, including any sale, assignment, transfer, pledge, encumbrance or other disposal, with or without recourse (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Effective Date”: July 23, 2020.

“Existing Intercompany License”: That certain Trademark License Agreement, dated as of February 6, 2020, between LuxCo 2 and Annco, including any sublicenses granted thereunder.

“Governmental Authority”: Any government or political subdivision of the United States or any other country (including, without limitation, Luxembourg), whether federal, state, provincial or local, or any agency, authority or instrumentality thereof or therein, including, without limitation, any court or similar tribunal.

“Incremental Collateral Agent Fee Letter”: That certain Fee Letter dated as of the date herewith between the Borrowers and the Agent.

“Incremental Collateral Documents”: The New York Springing Pledge Agreement, the Lux Springing Pledge Agreement, the Trademark Security Agreement, the intercreditor agreements (if any) and all other instruments, documents and agreements delivered by or on behalf of any LuxCo in connection with this Agreement in order to grant to, or perfect in favor of, the Incremental Collateral Agent, for the benefit of each Consenting Stakeholder and each other secured party under the Prepetition Term Loan, a security interest on any real, personal or mixed property of that LuxCo as security for the Obligations.

“Insolvency Event”:

(a) The entry of a decree or order by a court having competent jurisdiction adjudging the LuxCos as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of it under any applicable law, or appointing a receiver, liquidator, provisional liquidator, assignee, or sequestrator (or other similar official) of it or of any substantial part of its property, or ordering the winding up or liquidation of its affairs; or the institution by the LuxCos of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, the passing of a resolution for the LuxCos to be wound up voluntarily or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Insolvency Law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, provisional liquidator, assignee, trustee or sequestrator (or other similar official) of the LuxCos or of any substantial part of their property, respectively, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of any action by such LuxCo in furtherance of any such action; or

(b) Any event by which a LuxCo (i) takes any steps in respect of, or becomes subject to a judgement or decision in respect of, bankruptcy (faillite), composition with the creditors (concordat préventif de la faillite), suspension of payments (sursis de paiements), controlled management (gestion contrôlée), judicial liquidation (liquidation judiciaire), dissolution, the appointment of a temporary administrator (administrateur provisoire) or any other similar proceedings under Luxembourg law, including any action taken by any LuxCo to open any insolvency or similar proceeding, or (ii) is in a state of cessation of payments (cessation des paiements) and has lost its creditworthiness (ébranlement de credit).

“Insolvency Laws”: The Bankruptcy Code of the United States and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, winding up, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, including, without limitation, the laws of Luxembourg.

“Lux Springing Pledge Agreement”: That certain Springing Pledge Agreement governed by the laws of Luxembourg, dated as of the date hereof, by and between the LuxCos and the Agent and attached hereto as Exhibit A-2.

“New York Springing Pledge Agreement”: That certain Springing Pledge Agreement governed by the laws of the State of New York, dated as of the date hereof, by and between the LuxCos and the Agent and attached hereto as Exhibit A-1.

“Obligations”: All obligations (whether now existing or hereafter arising, absolute or contingent, joint, several or independent) of every nature arising under this Agreement (together with all damages or claims arising with respect to this Letter Agreement and the transactions contemplated hereby) and all other contractual obligations and damages relating to the foregoing.

“Organizational Document”: The memorandum and articles of association or certificate of incorporation and bylaws (or the comparable documents for the applicable jurisdiction), in the case of a corporation or exempted company, or the partnership agreement, in the case of a partnership, or the certificate of formation and limited liability company agreement (or the comparable documents for the applicable jurisdiction), in the case of a limited liability company.

“Permitted Encumbrance”: As defined in the Prepetition Term Loan.

“Person”: Any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization or Governmental Authority or any other entity.

“Replacement License”: Trademark License Agreement for the license of the Trademarks and associated Trademarks Rights the form of which shall be agreed among the LuxCos and the Ad Hoc Committee Advisors no later than the date that is ten (10) Business Days following the Effective Date and which shall include materially identical versions of the following terms:

(a)             “WHEREIN, LuxCo 2 assigned all of its rights, title and interest in and to that certain Trademark License Agreement, dated as of February 6, 2020, originally between LuxCo 2 and Annco, including all sublicenses granted thereunder, to Alter Domus (US) LLC with Licensee’s prior written consent.”

(b)             “Pursuant to Section 12.3 of that certain Trademark License Agreement, dated as of February 6, 2020, originally between LuxCo 2 and Annco, the Parties hereby terminate such agreement by mutual consent and with immediate effect, including termination of all sublicenses granted thereunder with immediate effect pursuant to Section 12.4(y) therein.”

“Registered IP”: Defined in Section 3.1(i).

“Solvent”: As to any Person at any time, having a state of affairs such that all of the following conditions are met: (a) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code of the United States; (b) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital for such business or transaction.

“Specified Equity”: The equity interests of each of LuxCo 1 and LuxCo 2 issued to Annco.

“Springing Event”: The earlier of (a) the occurrence of a Trigger Event set forth in clauses (a)(i)(A)(4) or (c) of the definition thereof and (b) the date on which the Agent transmits a Trigger Event Notice.

“Trademarks”: The trademarks and trademark applications constituting a Transferred Asset, including those set forth in the attached Schedule I.

“Trademark Rights”: (i) All rights and privileges arising under applicable law with respect to each LuxCo’s use of any of the Trademarks, and all renewals and extensions thereof; (ii) the goodwill of the business symbolized by each of the Trademarks, together with the goodwill of the business relating to the goods or services in respect of which the Trademarks are registered or used; and (iii) all rights of action pertaining to the Trademarks, including without limitation the right to sue and recover for past, present, and future infringement thereof, the right to secure registration of the trademarks, the right to initiate and prosecute other proceedings before all government and administrative bodies with respect to the trademarks, and the right to claim priority, file foreign counterparts, and any and all other proceeds of any of the foregoing, including, without limitation, all damages and payments thereof.

“Trademark Security Agreement”: That certain Trademark Security Agreement, dated as of the date hereof, by and between LuxCo 2 and the Agent and attached as Exhibit A to the New York Springing Pledge Agreement.

“Transferred Assets”: All assets or property, real or personal, including such assets as are set forth on Schedule I, whether now owned or hereinafter acquired by either LuxCo.

“Transfer Date”: The date that is one Business Day following each LuxCo’s receipt of a Trigger Event Notice.

“Trigger Event”: The occurrence of any of:

(a)(i) any Company Party (as defined in the RSA) or any LuxCo, as applicable, fails to perform or observe (A) any term set forth in (1) Section 6.03 of the RSA or any term of the RSA requiring payment by any Company Party, (2) Section 4 of the Backstop Commitment Letter with respect to Termination Premium (as defined therein) or (3) Section 2.09(e) of the DIP Credit Agreement or any term of the DIP Credit Agreement requiring payment by any Company Party and such failure remains uncured for five (5) Business Days after the Required Consenting Stakeholders transmit a written notice to the Company Parties (with a copy of such notice to the Agent) in accordance with Section 13.11 of the RSA, or (B) any other material term, covenant, agreement or condition, set forth in the RSA, the Backstop Commitment Letter, the DIP Credit Agreement or this Agreement which, in each case, is both adverse to the interests of the Consenting Stakeholders and remains uncured for ten (10) Business Days after the Required Consenting Stakeholders transmit a written notice to the Company Parties (with a copy of such notice to the Agent) in accordance with Section 13.11 of the RSA; or

(ii) any representation, warranty, certification or statement of fact made or deemed made by any Company Party or any LuxCo in this Agreement, shall be untrue in any material respect when made or deemed made and shall remain uncured by correct supplemental information for ten (10) Business Days after the Required Consenting Stakeholders transmit a written notice to the Company Parties (with a copy of such notice to the Agent) in accordance with Section 13.11 of the RSA; or

(b) the occurrence of (i) a Consenting Stakeholder Termination Event and termination of the RSA in accordance with the terms thereof or (ii) an acceleration of the obligations arising under the DIP Credit Agreement in accordance with such agreement; or

(c) any LuxCo fails to perform or observe any term set forth in Section 4.1(a) of this Agreement, an Insolvency Event with respect to any LuxCo, or a Change of Control.

“Trigger Event Notice”: Notice from the Agent to each LuxCo substantially in the form of Exhibit B hereto.

Section 1.2.             Interpretation

In this Agreement, unless a contrary intention appears:

(a)       the singular number includes the plural number and vice versa; reference to any Person includes such Person’s permitted successors and assigns; reference to any gender includes each other gender; reference to day or days without further qualification means calendar days; unless otherwise stated, reference to any time means New York City time; and references to “writing” include printing, typing, lithography, electronic or other means of reproducing words in a visible form;

(b)       reference to any agreement, document or instrument means such agreement, document or instrument as amended, modified, waived, supplemented or restated and in effect from time to time in accordance with the terms thereof and reference to any promissory note includes any promissory note that is an extension or renewal thereof or a substitute or replacement therefor; and

(c)       reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.

Section 1.3.             References

All section references (including references to the Preamble and the Recitals), unless otherwise indicated, shall be to Sections (and the Preamble and the Recitals) in this Agreement. Capitalized terms used and not defined herein shall have the meaning ascribed to them in the RSA.

Section 1.4.             Computation of Time Periods

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

Article II

Conveyance

Section 2.1.             Conveyance

(a)             Effective as of the Transfer Date each LuxCo agrees to irrevocably transfer, assign, set over and otherwise convey, in accordance with the terms hereof, to the Agent, and the Agent hereby agrees to take and accept, on behalf of the Consenting Stakeholders and the other secured parties under the Prepetition Term Loan from each LuxCo with effect on the Transfer Date, all right, title and interest of each LuxCo, in each case, in and to the Transferred Assets whether now owned or hereinafter acquired, including such Transferred Assets set forth on Schedule I hereto and all Trademark Rights.

(b)             Subject to the conditions set forth herein, any conveyance of the Transferred Assets under this Agreement shall be without recourse to the LuxCos. It is the intention of the parties hereto that the conveyance of all right, title and interest of each LuxCo in and to its Transferred Assets to the Agent as provided in this Section 2.1 shall constitute an absolute transfer, conveying good title, free and clear of any lien or encumbrance, and that the Transferred Assets shall not be part of the bankruptcy estate of the applicable LuxCo in the event of an Insolvency Event with respect to either LuxCo or any of its Affiliates (including Ascena) following such conveyance.

(c)             The transfers contemplated by this Section 2.1 are subject to any releases and consents required to be obtained pursuant to the terms of the the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement with respect to the Specified Equity.

(d)             The Loan Document Obligations (as defined in the Term Loan Credit Agreement) shall be deemed to be reduced in a manner to be mutually agreed among the LuxCos and the Required Consenting Stakeholders upon the transfer contemplated by this Section 2.1.

Section 2.2.             Consideration

Each of the LuxCos hereby expressly agrees and acknowledges (a) it will derive substantial benefit from the entry into this agreement, which constitutes a substantial portion of the consideration for the Agent’s agreement to enter into the Restructuring Transactions and the extension of credit thereunder and (b) that the agreement to convey the Transferred Assets on the Transfer Date, to grant a security interest upon the occurrence of a Springing Event and the other agreements set forth in this Agreement, the Incremental Collateral Documents and the ancillary documentation in connection herewith are reasonable and are the product of an arm’s length transaction among sophisticated parties.

Section 2.3.             Granting of Security

As collateral security for the payment and performance in full when due of the Obligations and the other covenants and agreements herein, effective upon the occurrence of a Springing Event each LuxCo agrees to grant to the Agent, for the benefit and security of each Consenting Stakeholder and each other secured party under the Prepetition Term Loan, a security interest pursuant to the terms of, and as more fully set forth in, the Incremental Collateral Documents, subject to any liens or encumbrances granted in favor of the applicable agent, and any consents required to be obtained, under the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement with respect to the Specified Equity.

Section 2.4.             Additional Actions and Further Assurances

Each LuxCo hereby agrees, subject to Section 2.1(d) and Section 2.3:

(a) on the Effective Date, to execute and deliver to the Agent copies of this Agreement, the New York Springing Pledge Agreement, the Lux Springing Pledge Agreement and the Trademark Security Agreement, in each case duly executed and delivered by each LuxCo which is a party thereto; provided it is understood and agreed that no security interest granted pursuant to this Agreement or the Incremental Collateral Documents shall be effective until the Springing Event has occurred.

(b) from and after the occurrence of the Springing Event, the Agent is hereby authorized, at the expense of the LuxCos, (i) to record and file the UCC financing statements attached hereto as Exhibit A-3 (and assignment and continuation statements with respect to such financing statements when applicable), (ii) to register the pledge created under the Lux Springing Pledge Agreement in the register of partners of LuxCo 2, (iii) to file the Trademark Security Agreement with the United States Patent and Trademark Office and (iv) to record and file any financing statements (and assignment and continuation statements with respect to such financing statements when applicable) meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or advisable to evidence, perfect, and maintain the perfection of the security interest contemplated by the Incremental Collateral Agreements;

(c) immediately upon the occurrence of the Transfer Date, (i) to execute and deliver a fully executed bill of sale with respect to the Transferred Assets and a fully executed intellectual property assignment agreement with respect to the Trademarks and related Trademark Rights and that certain Trademark License Agreement, dated as of February 6, 2020, between LuxCo 2 and Annco, including all sublicenses granted thereunder, in each case, in the form agreed among the LuxCos and the Ad Hoc Committee Advisors and delivered to the Agent pursuant to Section 4.1(g), (ii) to authorize the Agent to record and file, at the expense of the LuxCos, such bill of sale, intellectual property assignment agreement and any financing statements and assignments of financing statements (and continuation statements with respect to such financing statements when applicable), as the case may be, with respect to such Transferred Assets, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary or advisable to evidence the conveyance of such Transferred Assets from the LuxCos to the Agent hereunder;

(d) immediately upon the occurrence of the Transfer Date, (i) to record in the register of partners of LuxCo 2 any transfer of the interests in LuxCo 2 contemplated by this Agreement and (ii) provide the Agent with a copy of the duly updated register of partners of LuxCo 2. Each Party instructs and appoints any employee of the domiciliation agent of LuxCo 2 and of LuxCo 1, acting individually and with full power of substitution to record the transfer of interests in the register of partners of LuxCo 2. Without prejudice to the above, LuxCo 1 and LuxCo 2 irrevocably authorize and empower the Agent (with full power of substitution) to take or cause any steps to be taken (including any registration) to reflect such transfer of interests in Luxco 2; and

(e) opinions of Luxembourg counsel reasonably satisfactory to the Required Consenting Stakeholders shall be delivered no later than the date that is 10 Business Days following the Effective Date.

In furtherance of the foregoing, each LuxCo hereby agrees to deliver such consents, approvals, directions, notices, waivers and take such other actions available to it as a party under any intellectual property license as may be reasonably requested by the Agent.

Article III

REPRESENTATIONS AND WARRANTIES

Section 3.1.             Representations and Warranties of LuxCos

Each LuxCo hereby represents and warrants to the Agent as of the Effective Date that:

(a)             Organization and Good Standing. It has been duly incorporated, and is validly existing as a company incorporated, in good standing under the laws of the Luxembourg, with all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and to carry out the transactions contemplated hereby and thereby, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on it.

(b)             Due Qualification. It is duly qualified to do business and has obtained all necessary qualifications, licenses and approvals in every jurisdiction where its assets are located, except where the failure to obtain such approvals or licenses could not be reasonably expected to result in a material adverse effect on it or its ability to perform its obligations under this Agreement.

(c)             Power and Authority; Due Authorization; Execution and Delivery. It has the power and authority to execute and deliver this Agreement and to carry out the terms of this Agreement, and has duly authorized by all necessary action the execution, delivery and performance of this Agreement and the conveyance of the Transferred Assets on the terms and conditions herein provided. This Agreement has been duly executed and delivered by it. LuxCo 2 further represents and warrants that it has received the express authorization and approval of LuxCo 1, as its general partner, to execute and deliver this Agreement and to carry out the terms of this Agreement.

(d)             Binding Obligation. This Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and by general principles of equity (whether considered in a suit at law or in equity).

(e)             No Violation. The consummation of the transactions contemplated by this Agreement, and performance in accordance with the terms hereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under its Organizational Documents or any of its Contractual Obligations or (ii) result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such material Contractual Obligation, other than this Agreement or (iii) violate any law applicable to the LuxCos, in each case, except as such violation or breach could not reasonably be expected to have a material adverse effect on the Transferred Assets or its ability to perform its obligations under this Agreement, other than, in the case of clauses (i) and (ii), and solely with respect to the Specified Equity, the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement.

(f)             No Proceedings. There is no litigation, proceeding or investigation pending or, to its knowledge, threatened against it, before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or (iii) seeking any determination or ruling that could reasonably be expected to have a material adverse effect on it.

(g)             Consents. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority (if any) required for the due execution, delivery and performance by it of this Agreement have been obtained, except (i) as otherwise contemplated herein, (ii) solely with respect to the Specified Equity, as may be required under the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement or (iii) where the failure to obtain such approvals, authorizations, consents, orders or licenses would not be reasonably expected to result in a material adverse effect on the Transferred Assets, it or its ability to perform its obligations under this Agreement. The execution, delivery and performance by it of, and the consummation of the transactions contemplated by, this Agreement do not and will not require any approval or consent of any Person under any contractual obligation (including any intellectual property licenses) other than, solely with respect to the Specified Equity, the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement. No Transferred Asset is subject to any condition to or restriction on the ability of the holder thereof to sell, pledge, assign, or otherwise transfer such Transferred Asset or to exercise or enforce the provisions thereof or of any document related thereto whether set forth in such Transferred Asset itself or in any document related thereto (other than, solely with respect to the Specified Equity, the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement), it being understood that any condition or restriction that, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, is ineffective shall not itself negatively affect a determination of whether a Transferred Asset is freely transferable.

(h)             Good and Marketable Title. (x) it owns and has good and marketable title to the Transferred Assets set forth on Schedule I and (y) to the knowledge of each LuxCo, it owns the Transferred Assets free and clear of any third-party ownership interest, lien or other encumbrance (other than (x) any Permitted Encumbrance, (y) the Existing Intercompany License and (z) solely with respect to the Specified Equity, any lien held by the applicable Agent under the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement) and upon transfer, if applicable to the Agent, the Agent, subject to the release of the security interest in the Specified Equity held by the applicable Agent under the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement, will have good and marketable title to such Transferred Assets free and clear of any third-party ownership interest, lien or other encumbrance.

(i)             Transferred Assets. With respect to the Transferred Assets, Schedule I sets forth all of the equity interests and intellectual property that is issued, registered, or subject to an application for registration with the United States Patent and Trademark Office or the United States Copyright Office (the “Registered IP”) and license agreements to which it is a party and if it is a licensee or licensor thereto. The information contained in Schedule I is true, correct and complete as of the Effective Date. To the Knowledge of each LuxCo, the material Registered IP is valid and enforceable.

(j)             Solvency. It is not the subject of any Insolvency Event. It is Solvent and the transactions contemplated by this Agreement do not and will not render it not Solvent.

(k)             Location of Offices. Its registered office is set forth opposite its name on Schedule II hereto, as may be supplemented from time to time. It has not changed its name (whether by amendment of its certificate of formation, by reorganization or otherwise) or its jurisdiction of organization and has not changed its registered office within the four months preceding the date hereof.

(l)             COMI and Central Administration. Each LuxCo has its central administration (administration centrale) and the center of its main interests (centre des intérêts principaux) (as defined in the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, as amended) at the place of its registered office (siège statutaire) in Luxembourg and has no establishment outside Luxembourg.

(m)            Domiciliation. Each LuxCo is in full compliance with the amended Luxembourg law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations).

The representations and warranties in this Section 3.1 shall survive the termination of this Agreement and the conveyance of any Transferred Assets to the Agent. Upon discovery by the Agent or either LuxCo of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other immediately upon obtaining knowledge of such breach.

Article IV

GENERAL COVENANTS AND OTHER AGREEMENTS

Section 4.1.             Covenants of the LuxCos

Each LuxCo hereby covenants and agrees as follows:

(a)             Except with the prior written consent of the Required Consenting Stakeholders, neither of the LuxCos shall (i) incur any material obligations to any third party, (ii) Dispose, nor enter into any agreement to Dispose, all or any portion of any of the Transferred Assets other than as expressly contemplated by Section 2 hereof, or pursuant to an Alternative Restructuring Transaction on terms acceptable to the Required Consenting Stakeholders; provided that, notwithstanding anything to the contrary in this clause (ii), each LuxCo shall be permitted to pay general and customary overhead and administrative costs and expenses (including taxes) in the ordinary cost of business to the extent consistent with prior practices, or (iii) amend, modify or change in any manner any intellectual property license or similar agreement to which it is a party absent the prior written consent of the Agent.

(b)             Effective as of the Transfer Date each LuxCo hereby authorizes the Agent, and shall take reasonable efforts to assist the Agent, to (i) take all action necessary to effect, perfect, protect and more fully evidence the Agent’s ownership of the Transferred Assets free and clear of any lien, other than (x) Permitted Encumbrances or (y) solely with respect to the Specified Equity, the liens granted to the applicable agent under the ABL Credit Agreement, the Term Loan Credit Agreement, the DIP ABL Facility and the DIP Credit Agreement, in each case, including, without limitation, maintaining effective financing statements in all necessary or appropriate filing offices (including any amendments thereto or assignments thereof), (ii) execute or cause to be executed such other instruments, documents or notices as may be necessary or appropriate to effect, perfect, protect or more fully evidence the purchase of the Transferred Assets hereunder and (iii) take all additional action that the Agent may reasonably request to effect, perfect, protect and more fully evidence the Agent’s ownership of the Transferred Assets. After the occurrence of the Springing Event or the Transfer Date, at any time or from time to time upon the request of the Agent, each LuxCo will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as any Agent may reasonably request in order to effect fully the purposes of this Agreement. Upon the occurrence of any Springing Event, in furtherance and not in limitation of the foregoing, each LuxCo shall take such actions as any Agent may reasonably request from time to time to ensure that the Obligations are secured by substantially all of the assets of each LuxCo.

(c)             Each LuxCo shall (i) comply with all legal requirements, filings, and payments and other actions that are required to maintain such Registered IP in full force and effect, except in the case of expiration of its statutory term or such item of Registered IP is not material to the conduct of either LuxCo’s business; (ii) use best efforts to protect and enforce its Registered IP, including, but not limited to, exercising sufficient control over the nature and quality of any licensee’s products or services marketed or sold in connection with a trademark constituting Registered IP and policing third-party use of identical trademarks or trademarks that may cause a likelihood of confusion to any Registered IP.

(d)             Each LuxCo shall notify the Agent of all registrations or applications for registration of intellectual property arising or acquired after the Effective Date within 60 days of such LuxCo obtaining title to such intellectual property.

(e)             Each LuxCo shall maintain its central administration (administration centrale) and the centre of its main interests (centre des intérêts principaux) (as defined in the Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings, as amended) at the place of its registered office (siège statutaire) in Luxembourg and shall have no establishment outside Luxembourg.

(f)              Each LuxCo shall comply with the amended Luxembourg law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations).

(g)             Each LuxCo shall deliver to the Agent, no later than the date that is 10 Business Days following the Effective Date, a form of bill of sale with respect to the Transferred Assets, a form of Replacement License and a form of intellectual property assignment agreement in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the conveyance of the Trademarks and related Trademark Rights, the updated register of partners of LuxCo 2, in each case, in form and substance reasonably acceptable to the Ad Hoc Committee Advisors and the LuxCos.

Section 4.2.            Covenants of the Agent

(a)             The Agent hereby covenants and agrees that in no event shall it be permitted to deliver the Trigger Event Notice or otherwise cause a Transfer Date or Springing Event to occur, unless the Required Consenting Stakeholders have directed the Agent in writing to deliver such Trigger Event Notice upon or after the occurrence in the good faith determination of the Required Consenting Stakeholders of a Trigger Event.

(b)             The Agent hereby covenants and agrees that in no event shall it be permitted to file this Agreement with the United States Patent and Trademark Office (the “USPTO”) and if this Agreement is filed with the USPTO, the Agent agrees to coordinate with the LuxCos to promptly file a cancellation of such filing with the USPTO.

Article V

MISCELLANEOUS PROVISIONS

Section 5.1.             Amendments and Waivers

No amendment, waiver or other modification of any provision of this Agreement shall be effective without the written agreement of the parties hereto. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 5.2.             Notices, Etc.

All notices, reports and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including communication by e-mail or facsimile copy) and mailed, e-mailed, faxed, transmitted or delivered as set forth below:

(a)           if to a LuxCo, to:

Ascena Retail Group, Inc.

933 MacArthur Boulevard

Mahwah, New Jersey 07430

Attn:	Michael Veitenheimer
Email:	michael.veitenheimer@ascenaretail.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:	Steven N. Serajeddini
Email:	steven.serajeddini@kirkland.com

and

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Attn:	John R. Luze
Jeff Michalik

Email:	john.luze@kirkland.com
jeff.michalik@kirkland.com

(b)           if to the Agent, to:

Alter Domus (US) LLC

225 W. Washington St., 9th Floor

Chicago, IL 60606

Attention: Legal Department and Hendrik van der Zandt

Email:      legal@alterdomus.com and hendrik.vanderzandt@alterdomus.com with a copy to:

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, IL 60606

Attention: Joshua Spencer

Email:      joshua.spencer@hklaw.com

Section 5.3.             No Waiver; Remedies

No failure on the part of the LuxCos or the Agent to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 5.4.             Binding Effect; Benefit of Agreement

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 5.5.             Term of this Agreement

This Agreement, including, without limitation, the LuxCos’ representations, warranties and covenants set forth in Articles III and IV, create and constitute the continuing obligation of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Plan Effective Date, unless otherwise agreed to by the parties hereto.

Section 5.6.             GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING OUT OF OR RELATING THERETO (WHETHER IN CONTRACT, TORT OR OTHERWISE) WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE. EACH OF THE PARTIES HERETO HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.

Section 5.7.             WAIVER OF JURY TRIAL

TO THE EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR SUCH PARTIES ENTERING INTO THIS AGREEMENT.

Section 5.8.             Execution in Counterparts; Severability; Integration

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts (including by facsimile or electronic mail), each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 5.9.             Waiver of Setoff

The Agent hereby waive any right of setoff or other claim it may have or to which it may be entitled under this Agreement from time to time against the LuxCos or any assignee of the Agent or the LuxCos, or any of their assets.

Section 5.10.         Assignment

Notwithstanding anything to the contrary contained herein, this Agreement may not be assigned by the LuxCos or the Agent (other than to any successor agent) without the other’s prior written consent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each LuxCo and the Agent have caused this Agreement to be duly executed by their respective officers as of the day and year first above written.

AnnTaylor Loft GP Lux S.à r.l.

By:	/s/ Marc Crawford
	Name:	Marc Crawford
	Title:	authorised signatory

AnnTaylor Loft Borrower Lux SCS, acting through and represented by its managing general partner (associé gérant commandité) ANNTAYLOR LOFT GP LUX S.À R.L.

By:	/s/ Marc Crawford
	Name:	Marc Crawford
	Title:	authorised signatory

ALTER DOMUS (US) LLC, as Agent

By:	/s/ Jon Kirschmeier
	Name:	Jon Kirschmeier
	Title:	Associate Counsel